PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	February 1,	November 2,
	2009	2008
Assets

Current assets:
Cash, cash equivalents and short-term investments of $144 in 2009 and $1,343 in 2008	$71,653	$85,106
Accounts receivable	65,497	68,095
Inventories	18,063	17,548
Other current assets	12,453	11,748

Total current assets	167,666	182,497

Property, plant and equipment, net	406,915	436,528
Investment in joint venture	65,776	65,737
Other intangibles, net	61,098	62,386
Other assets	11,048	10,859

	$712,503	$758,007

Liabilities and Shareholders' Equity

Current liabilities:
Current portion of long-term borrowings	$68,134	$20,630
Accounts payable and accrued liabilities	79,835	95,448

Total current liabilities	147,969	116,078

Long-term borrowings	151,848	202,979
Deferred income taxes and other liabilities	6,393	6,552
Minority interest	48,608	49,616

Shareholders' equity	357,685	382,782

	$712,503	$758,007